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                                                                    EXHIBIT 99.3


                   NOTICE OF SALE OF SUBSTANTIALLY ALL OF THE
                             ASSETS OF METATEC, INC.

Notice is hereby given, pursuant to 11 U.S.C. Sections 363 and 365, that Metatec, Inc. (hereafter the "Debtor"), intends to sell substantially all of its assets free and clear of liens, claims, encumbrances and other interests, except for the assumption and assignment of certain executory contracts and unexpired leases. The assets being sold are used in the business of CD/DVD replication and providing supply chain solutions. The Debtor's corporate headquarters, manufacturing and distribution facility is located in Dublin, Ohio.

The Debtor has entered into an asset purchase and sale agreement ("Asset Purchase Agreement") with MTI Acquisition Corp. (the "Buyer"), by which the Buyer intends to purchase the above-described assets (hereafter, the "Assets") for a purchase price of $10,000,000 plus the assumption of certain indebtedness and executory contracts, subject to adjustments.

The MTI Purchase Agreement is subject to higher and better offers. The Debtors are soliciting higher and better offers by means of an auction, which shall be governed by the terms and conditions of certain Bidding Procedures (the "Bidding Procedures"). Copies of the MTI Purchase Agreement and the Bidding Procedures may be obtained from the Office of the Clerk, United States Bankruptcy Court, 170 North High Street, Columbus, Ohio 43215 (the "Bankruptcy Court"), or by making a written request to counsel to the Debtor and providing Debtor's counsel with an electronic mail address for the delivery of such copies.

Additional information regarding the Assets, the Bidding Procedures, and bid pre-qualification requirements may be obtained from:

Financial Advisor to Debtor                       Counsel to Debtor
---------------------------                       -----------------
B. Andrew Schmucker                               Henry P. Montgomery
Legg Mason Wood Walker, Inc.                      Baker & Hostetler LLP
1735 Market St, Suite 1100                        65 East State Street
Philadelphia, PA 19103                            Columbus, Ohio 43215
Phone: (215) 496-8334                             Phone: (614) 228-1541
Fax: (215) 568-2031                               Fax: (614) 462-2616

Through this notice, HIGHER AND BETTER OFFERS to purchase the Assets are hereby solicited subject to the terms and conditions of the Bidding Procedures. To be considered a qualified offer, an offer shall comply with the Bidding Procedures and be served upon the parties specified in the Bidding Procedures, so as to be received on or before 5:00 p.m. (EST), on December 15, 2003. If a qualified offer is timely received, an AUCTION will be conducted at the offices of the Baker & Hostetler LLP, 65 East State Street, Columbus, Ohio 43215, beginning at 10:00 a.m. (EST) on December 17, 2003.